Additional Information (Unaudited)
Joint Special Meeting of Shareholders
A Joint Special Meeting of Shareholders of the Trusts was held on April 14, 2016, April 29, 2016, May 13, 2016 and May 20, 2016 (the
Joint Special Meeting). The purpose of the Special Meeting was for shareholders to consider the following four proposals:
1.
To approve the election of five nominees to serve as Trustees of the Trusts;

2.
To approve the reorganization of each Trust into a single newly established Delaware statutory trust from a Massachusetts business trust or New York trust, as applicable;

3.
To approve an amendment to the current managers of managers arrangement;

4.
To approve revisions to the Funds fundamental investment policies.


Approval of election of five nominees to serve as Trustees and reorganization of each Trust into a singly newly established Delaware statutory trust on behalf of the Trust:


HSBC Advisor Funds
Outstanding Shares . . . . . 17,673,608
Total Voted . .  	     14,781,190

Election of Directors 	Total For  Total Withhold 	Result
Marcia L. Beck		14,740,313 40,877 	Approved 4/14/16
Susan C. Gause		14,739,632 41,558 	Approved 4/14/16
Deborah A. Hazell	14,740,901 40,289 	Approved 4/14/16
Susan S. Huang		14,739,386 41,804 	Approved 4/14/16
Thomas F. Robards	14,736,522 44,667 	Approved 4/14/16

		  Total For Total Against Total Abstain Result
Reorganization . . .  9,692,525 10,806 39,684 	Approved 5/20/16


Approval of an amendment to the current managers of managers arrangement and revisions to the funds fundamental investment policies on behalf of the following funds:

HSBC Opportunity Fund - Class I
Outstanding Shares . . . . . . . . . . . . .  17,673,608
Total Voted . . . . . . . . . . . . . . . .   14,781,190
		     Total For  Total Against  Total Abstain  Result
Manager of Managers . .   7,252,683  45,355  2,444,976  Not Approved

Fundamental Investment Restrictions
		Total For  Total Against  Total Abstain  Result
4a. Borrowing . . . 9,621,872  45,378     75,763  Approved 5/20/16
4b. The issuance of senior securities
		    9,625,715  40,504  	  76,795  Approved 5/20/16
4c. Underwriting .  9,622,694  43,009  	  77,309  Approved 5/20/16
4d. Industry Concentration
		    7,227,005  2,439,015  76,993  Not Approved
4e. Real Estate . . 7,160,242  2,495,134  87,636  Not Approved
4f. Commodities . . 7,155,990  2,499,122  87,899  Not Approved
4g. Loans . . . . . 7,213,802  2,441,070  88,140  Not Approved
4h. Diversification 7,219,541  2,438,117  85,355  Not Approved